UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 1996

            SCI Systems, Inc.
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(Exact name of registrant as specified in its charter)


Delaware                               0-2251                63-0583436
- ----------------------------      ----------------          -------------
(State or other jurisdiction)     (Commission File          (IRS Employer
    of incorporation)                   Number)          Identification No.)

c/o SCI Systems (Alabama), Inc.
2101 West Clinton Avenue, Huntsville, Alabama        35805
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(Address of principal executive offices)            (Zip Code)

(302) 998-0592
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(Registrant's telephone number, including area code)


Not Applicable
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(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

On May 31, 1996 the Company finalized an agreement with Apple Computer, Inc. ("Apple") to purchase Apple's 360,000 square foot Fountain, Colorado manufacturing plant (the "Fountain Facility"), related equipment and certain inventory. The Fountain Facility provided manufacturing services in support of Apple's product requirements for the Americas. The Fountain Facility manufactures subassemblies and finished computers for Apple, and employed approximately 1,000 employees. The acquisition price aggregated approximately $195 million in cash.

In conjunction with this asset acquisition, the Company entered into a related multiyear manufacturing agreement with Apple. The manufacturing agreement provides that the Company will manufacture agreed upon levels of designated Apple products. The Company expects the Fountain agreement to result in significant volume of business. The Fountain Facility will also provide the Company with manufacturing capacity for potential use by other customers.

The source of funds for the purchase of the aforementioned assets was the April 1996 issuance of 5% Convertible Subordinated Notes due 2006. Prior to this asset acquisition, the Company performed other contract manufacturing services worldwide for Apple. No relationship exists between the Company and Apple with regard to their officers, directors, affiliates or associates.

Item 7.  Exhibits.

2(a).   Purchase Agreement between the Company and Apple Computer, Inc.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                            SCI SYSTEMS, INC.


Date: June 14, 1996                       By: /s/ Olin B. King
                                              ----------------
                                              Olin B. King
                                              Chairman of the Board and
                                              Chief Executive Officer